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                                                                   EXHIBIT (12)


                                  ONEOK, Inc.
               Computation of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividend Requirements


                                                      Three Months Ended
                                                           March 31,
(Unaudited)                                            2001         2000
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                                                    (Thousands of Dollars)
Fixed Charges, as defined
  Interest on long-term debt                        $  24,821    $  16,220
  Other interest                                       12,547        5,151
  Amortization of debt discount and expense               167          614
  Interest on lease agreements                          1,408          620
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     Total Fixed Charges                               38,943       22,605
Preferred stock dividend requirements                  14,960       14,960
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Total fixed charges and
   preferred stock dividend requirements            $  53,903    $  37,565
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Earnings before income taxes and
   income from equity investees                     $ 103,403    $  98,117
Total fixed charges                                    38,943       22,605
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Earnings available for combined fixed charges
  and preferred stock dividend requirement          $ 142,346    $ 120,722
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Ratio of earnings to combined fixed charges
  and preferred stock dividend requirements              2.64 x       3.21 x
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For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividend requirements, "earnings" consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases. "Preferred stock dividend requirements" consists of the pre-tax preferred stock dividend requirement.